Exhibit 99.1

Ideanomics Announces Receipt of Notice from Nasdaq regarding late filing of Quarterly Report on Form 10-Q

NEW YORK  (May 20, 2022) /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) (“Ideanomics” or the “Company”) today announced that on May 17, 2022 the Company received a notice (the “10-Q Notice”) from the staff of the Nasdaq Listing Qualifications department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company has not yet filed its Form 10-Q for the period ended March 31, 2022 (the “Form 10-Q”) and because the Company remains delinquent in filing its Form 10-K for the period ended December 31, 2022 (the “Form 10-K” and, together with the Form 10-Q, the “Delayed Reports”), the Company is no longer in compliance with Nasdaq Listing Rules for continued listing.

The Company is working diligently and expects to file the Delayed Reports as soon as practicable and has recently submitted a compliance plan to the Staff to evidence compliance with Nasdaq Listing Rule 5250(c)(1) (the “Filing Requirement”) and requested that Nasdaq exercise its discretion and grant the Company an extension, so that the Company may demonstrate compliance with the Filing Requirement and with all other applicable criteria for continued listing on Nasdaq. On or about May 17, 2022, Nasdaq granted the Company’s request for the extension, subject to certain conditions.

About Ideanomics

Ideanomics (NASDAQ: IDEX) is a global group with a simple mission: to accelerate the commercial adoption of electric vehicles. By bringing together vehicles and charging technology with design, implementation, and financial services, we provide the completeness of solutions needed for the commercial world to commit to an EV future. To keep up with Ideanomics, please follow the company on social @ideanomicshq or visit https://ideanomics.com.

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, involve known and unknown risks and uncertainties, and include the statement regarding the completion of the business combination within a certain period of time, if ever. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to obtain necessary regulatory approvals and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations and Media Contact

Ideanomics,Inc.

Tony Sklar, SVP of Investor Relations

1441 Broadway, Suite 5116 New York, NY 10018.

Email: ir@ideanomics.com